SUB-ITEM 77H:  Changes in control of registrant


Golden Oak(r) Family of Funds
(Registrant)




As of January 31, 2003, CB Wealth Management, N.A., Saginaw, MI, has attained control of the Registrant by acquiring 46.0%* of the voting securities of the Registrant.